Exhibit 99.1

              KEMET ANNOUNCES CLOSING OF TRANSACTION WITH EPCOS AG

GREENVILLE, S.C., April 13 /PRNewswire-FirstCall/ -- KEMET Corporation (NYSE:
KEM) today announced that it has completed its acquisition of EPCOS AG's Tantalum Business Unit for euro 86.5 million (approximately $103.0 million). The acquisition includes the EPCOS AG tantalum capacitor manufacturing operation in Evora, Portugal, as well as certain research and development, marketing, and sales functions in various locations, primarily within Europe.

"Acquiring the EPCOS Tantalum Business Unit is strategic for KEMET as we further strengthen our global leadership position in the tantalum capacitor market," stated KEMET CEO Per Loof. "The acquisition will provide greater growth opportunities in our core business as we expand our presence and access to key markets and customers.

"From the time we announced the acquisition last December, people have been diligently planning for a successful integration to turn the unprofitable business unit under EPCOS into a profitable and accretive operation under KEMET. Now that the closing is complete, we will move quickly to capitalize on the synergies, while continuing to provide world-class products and services to our new and existing customers.

"We are also gaining a lot of fine talent and expertise as part of this acquisition. I believe our new employees are genuinely excited about joining our company, and we are delighted to welcome them to the KEMET team."

As previously announced, the deal does not include EPCOS's tantalum capacitor manufacturing facility in Heidenheim, Germany. As a result, KEMET and EPCOS entered into a manufacturing and supply agreement under which EPCOS will continue to produce product exclusively for KEMET at the Heidenheim facility to ensure a continued supply of product to customers during the transition period. Once the transition is completed in September 2006, KEMET will purchase the Heidenheim manufacturing assets.

Of the total purchase price of euro 86.5 million, euro 78.5 million (approximately $93.5 million) is related to today's closing and the remaining euro 8.0 million will be paid when the manufacturing and supply agreement expires in September 2006. Of the euro 78.5 million, KEMET will pay in cash approximately euro 68.3 million (approximately $81.3 million) and assume certain liabilities and working capital adjustments of euro 10.2 million.

KEMET will provide additional information and an update on the integration during its May 4, 2006, earnings conference call at 9:00 a.m. ET. Additional information about the conference call is available at the Investor Relations portion of KEMET's web site at www.kemet.com/ir .

KEMET Corporation provides industry-leading, high-performance electronic component solutions, including the world's most complete line of surface-mount capacitor technologies across tantalum, ceramic, and solid aluminum dielectrics, provided with the world's best quality, delivery and service. KEMET's common stock is listed on the New York Stock Exchange under the symbol KEM.

     Contact:  David E. Gable
               Senior Vice President and Chief Financial Officer davidgable@KEMET.com
               864-963-6484

SOURCE  KEMET Corporation
    -0-                             04/13/2006
    /CONTACT: David E. Gable, Senior Vice President and Chief Financial Officer of KEMET Corporation, +1-864-963-6484, or davidgable@KEMET.com /
    /Web site:  http://www.kemet.com
                http://www.kemet.com/ir /